UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CAPITOL CITY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310-0200

April 30, 2009

Dear Shareholder:

On behalf of the Board of Directors, I am pleased to invite you to attend our Annual Meeting of Shareholders to be held on June 22, 2009 in Atlanta, Georgia at the time and place shown in the attached notice. As we do at the meeting every year, in addition to considering the matters described in the proxy statement, we will review our 2008 business results and other matters of interest to our shareholders. The meeting should be interesting and informative.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Capitol City Bancshares stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully. Every shareholder’s vote is important, whether you own a few shares or many.

We look forward to your participation in the annual meeting process.

Sincerely,

George G. Andrews

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF CAPITOL CITY BANCSHARES, INC.

DATE:	June 22, 2009

TIME:	5:00 p.m.

PLACE:	Main Office, Capitol City Bank & Trust Co.
562 Lee Street, S.W., Atlanta, Georgia 30310

MATTERS TO BE VOTED ON:

PROPOSAL 1:	Election of Fifteen Directors

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on April 30, 2009 are entitled to notice of and to vote at the meeting on any adjournments thereof.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors

George G. Andrews

President and Chief Executive Officer

Atlanta, Georgia

April 30, 2009

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 22, 2009

This proxy statement is furnished to the shareholders of Capitol City Bancshares, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2009 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on June 22, 2009, at 562 Lee Street, S.W., Atlanta, Georgia, at 5:00 p.m. local time.

This proxy statement and the accompanying proxy card were mailed or given to shareholders on or about April 30, 2009. A copy of the Company’s Annual Report, which includes the Company’s Audited Financial Statements and Footnote Disclosures, accompanies this proxy statement.

As used in this proxy statement, the terms Capitol City Bancshares, Company, we, our, and us all refer to Capitol City Bancshares, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Annual Meeting consist of Capitol City Bancshares’ $1.50 par value common stock, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Capitol City Bancshares stock who are entitled to notice of and to vote at the Annual Meeting is April 30, 2009. As of April 30, 2009, 2,309,553 shares of Capitol City Bancshares stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Capitol City Bancshares stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect fifteen directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

Our directors and executive officers hold 616,512 shares (excluding options) of the current outstanding common stock of Capitol City Bancshares, Inc., or approximately 26.6% of all outstanding stock (excluding exercisable options), and we believe that all of those shares will be voted in favor of both proposals.

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “for” the proposal listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, Robert A. Holmes, 562 Lee Street, S.W., Atlanta, Georgia 30310, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers and regular employees of the Company without additional compensation. A copy of our 2008 Annual Report, which contains the Company’s Audited Financial Statements and Footnote Disclosures, is being mailed to each shareholder of record together with these proxy materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our 2008-2009 Board of Directors originally consisted of twelve members, but was reduced to ten members with the resignations of Mrs. Agnes H. Harper (effective December 31, 2008) and Mr. Elvin R. Mitchell, Sr. (effective April 15, 2009). The Company’s Bylaws provide that the Board of Directors shall consist of not less than five and not more than twenty-five persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. The Board of Directors has determined that the Board shall consist of a total of fifteen members for the Company’s ensuing fiscal year. As a result, to fill the five vacancies, the Board of Directors has appointed the following persons to serve as directors: E. R. Mitchell, Jr., Shelby R. Wilkes, Tarlee W. Brown, John T. Harper, and Pratap Singh. The directorships of these persons were effective immediately upon appointment. The term of office for directors is one year or until the next Annual Meeting and thereafter until their successors are elected and qualified.

The Board has nominated the following persons for submission to the shareholders for election for a one-year term expiring at next year’s annual meeting or until their successors are elected and qualified.

The following table lists the name and ages of all directors, nominee directors, and executive officers of the Company, indicates all positions and offices with the Company held by each such person, states the term of office as a director or principal officer and the period during which such person has served, and briefly describes the business experience of each director, nominee director or executive officer. There are no arrangements or understandings between such persons and any other person pursuant to which that person was elected as a director or executive officer.

Name	Age	Year Elected	Information About Directors and Nominees
Incumbent Directors
George G. Andrews	56	1994	Director; President, Chief Executive Officer
Dr. Gloria Campbell-D’Hue	60	1994	Director; Physician
Leon Goodrum	66	1994	Chairman; Operator, McDonald’s Restaurant
Charles W. Harrison	76	1994	Director; Retired Insurance Executive
Robert A. Holmes	64	1995	Director; Secretary; Retired University Administrator
Dr. Moses M. Jones	57	1995	Director; Physician
Marian S. Jordan	62	1995	Director; Retired Teacher
Roy W. Sweat	80	1995	Director; Chiropractor
William Thomas	63	1995	Director; President, Thomas Cleaning Service, Inc.
Cordy T. Vivian	82	1995	Director; President, Basic, Inc.

Nominee Directors
E. R. Mitchell, Jr.	55	2009	Director, President, E. R. Mitchell Construction
Shelby R. Wilkes	58	2009	Director, Ophthalmologist, Atlanta Eye Consultants, P.C.
Tarlee W. Brown	69	2009	Director, President, Architect, Brown Design Group
John T. Harper	64	2009	Director, Physician
Pratap Singh	39	2009	Director, President, Mayuari Corporation

The Board of Directors unanimously recommends that you vote “FOR” the proposal to elect the fifteen nominees named above.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Information as of December 31, 2008 about each of the Directors and Officers of the Company is set forth above.

No director, executive officer, or nominee for such positions held directorships in any reporting company other than the Company during 2008.

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. The Company and the Bank do not separately compensate their directors except for customary attendance-based compensation for each monthly Board meeting of $550.00.

DESCRIPTION OF BUSINESS

Overview

On April 14, 1998, the Company was incorporated under the laws of the State of Georgia for the purpose of serving as a bank holding company for the Bank.

The Company’s common stock was initially authorized and issued in connection with the acquisition of 100% of the stock of the Bank, a wholly-owned subsidiary of the Company, on December 22, 1998.

In connection with that acquisition, the Company filed a Registration Statement under the Securities Act of 1933 as a successor issuer to the Bank, and filed a Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934 for registration of the Company’s common stock under the 1934 Act.

The Bank is a state banking institution chartered under the laws of the State of Georgia on June 30, 1994. Since opening on October 3, 1994, the Bank has continued a general banking business and presently serves its customers from eight locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield-Jackson International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083; 301 W. Oglethorpe Boulevard, Albany, Georgia 31707; 339 Martin Luther King, Jr. Blvd., Savannah, Georgia 31401; 1268 Broad Street, Augusta, Georgia 30901; and our newest location at 94 Peachtree Street, Atlanta, Georgia.

The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and time deposits, making individual, consumer, commercial, and installment loans, and money transfers. We also offer safe deposit services and make investments in U. S. government and municipal securities.

The data processing work of the Bank is processed with Fidelity Integrated Financial Solutions. The Bank issues credit cards through its affiliation with Silverton Bank, N.A. The Bank offers its customers a variety of checking and savings accounts.

The Bank serves the residents of the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties. Each of these areas has a diverse economy, including manufacturing, financial, and service sectors. Atlanta also serves as the capitol of the State of Georgia, with a significant number of residents employed in government.

Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

As of December 31, 2008, the Bank had correspondent relationships with SunTrust Bank of Atlanta, Georgia, Wachovia National Bank of Georgia, Silverton Bank, N.A., and The Federal Home Loan Bank of Atlanta. Correspondent banks provide certain services to the Bank, including buying and selling federal funds, handling money fund transfers and exchanges, shipping coins and currency, providing security and safekeeping of funds and other valuable items, handling loan participations, and furnishing management investment advice on the Bank’s securities portfolio.

Bank Operations

Capitol City Bancshares, Inc.

The Company owns 100% of the capital stock of the Bank. The principal role of the Company is to supervise and coordinate the activities of its subsidiaries.

Capitol City Bank and Trust Company

The Bank’s main office is located at 562 Lee Street, S.W., Atlanta, Georgia 30310. The main office, which is owned by the Bank, consists of approximately 7,000 square feet, four drive-in windows, and adjacent parking lots. Banking operations are also conducted from a branch located at 2358 Cascade Road, Atlanta, Georgia 30311. This branch is owned by the Bank and has been in continuous operation since it opened on October 3, 1994. The branch is a single-story building with approximately 3,000 square feet, one drive-in window and an adjacent parking lot. The Bank also maintains a branch at Hartsfield-Jackson International Airport. The Hartsfield branch has two teller windows and a customer service office. The branch is approximately 450 square feet, and is open seven days a week. The Bank, in November 1998, opened an additional branch facility at 5674 Memorial Drive, Stone Mountain, Georgia. The two-story facility was purchased for $711,679 and has approximately 4,706 square feet of space. On July 16, 2002, the Bank opened a branch at 301 W. Oglethorpe Boulevard, Albany, Georgia 31707. The branch operates six days a week and is a full-service facility. In January 2004, the Bank opened an office at 339 Martin Luther King, Jr. Boulevard., Savannah, Georgia. The office operates six days a week and is a full- service facility. The Bank opened its seventh office in 2004 at 1268 Broad Street, Augusta, Georgia and its eighth office in August 2007 at 94 Peachtree Street, Atlanta, Georgia. The Company operates its data processing work at a single-story building consisting of approximately 8,500 square feet of space located at 562 Lee Street, SW, Atlanta, Georgia 30310. These offices are also open six days a week and are full-service facilities.

The Bank offers demand accounts, savings accounts, money market accounts, certificates of deposit, and IRA accounts to customers. Loans are made to churches, consumers, and small businesses. Approximately 2.8% of the loan portfolio consists of loans to consumers, including first and second mortgage loans, home equity loans, auto loans, and signature loans.

Capitol City Home Loans, Inc.

The mortgage company rents the second floor of the Company’s Stone Mountain branch office and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and until recently originated mortgage loans and brokered those loans to independent investors. Capitol City Home Loans, Inc., has suspended its loan origination activities until such time as the mortgage market becomes more stable.

Competition

The banking business in the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties is highly competitive. The Bank competes with numerous other financial institutions in the market it represents. In addition to large national banks (and branches of regional banks), there are many finance companies, credit union offices, and other non-traditional providers of service that compete in the Bank’s markets.

Employees

As of December 31, 2008, the Company had 83 full-time employees and 11 part-time employees. The Company is not a party to any collective bargaining agreements.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors conducts regular meetings, generally on a monthly basis and also conducts some of its business through the committees described below. Our Board of Directors met twelve (12) times during the year, with one meeting having optional attendance. Each director attended at least 75% of the meetings of the full Board and of the committees on which he or she served.

The Board of Directors has established a number of committees to assist it in the discharge of its duties. The following is a description of these Committees:

Executive Committee/Nominating Committee

The Executive Committee makes and reviews policies and decisions in connection with personnel, compensation, nominations of directors and strategic matters. It also entertains shareholder nominees for directors, although it has no formal written policy for the consideration of such nominees. The committee does not have a formal written process for identifying and evaluating nominees. However, in addition to meeting the qualification requirements set forth by the Georgia Department of Banking and Finance, a possible director candidate must also meet the following minimum criteria to be considered: independence, highest personal duties as a director, impact on the diversity of the board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business, impact on the diversity of the board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business, and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company).

The Executive Committee recommends and votes on a slate of nominees to be put forth to a vote by the Company’s shareholders. The Company does not currently have a formal written policy with regard to the consideration of any director candidates recommended by security holders. The Board has determined that in view of the Company’s relative size and shareholder base, such a policy has been unnecessary in the past, although it will continually evaluate the appropriateness of developing such a policy in the coming year. Each nominee has been recommended for inclusion in the Company’s proxy and by the unanimous vote of the Executive Committee.

The members of the Executive Committee are: Leon Goodrum, George Andrews, Marian Jordan, Robert Holmes, and William Thomas. Except for Mr. Andrews, the members are independent directors as defined by the NASDAQ Marketplace Rules. The Executive Committee held three (3) meetings during 2008. The procedures to be followed for shareholders for submitting recommendations for nominees for directors are to write to Clair Jennings, P. O. Box 42200, Atlanta, Georgia 30311.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a) (58)(A) of the Exchange Act (15 U.S.C. 78c)(a)(58)(A). The members of the Audit Committee during 2008 were: Marian Jordan (Chairman), Robert A. Holmes, Cordy T. Vivian, and Agnes Harper, each of whom is independent as defined by the NASDAQ Marketplace Rules. Agnes Harper resigned from the Board of Directors and the Audit Committee effective December 31, 2008 and was replaced in both capacities by John T. Harper.

The Audit Committee does not have a financial expert as defined under section 407 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that each member of the Audit Committee has a strong financial acumen and therefore can satisfactorily discharge their committee duties and responsibilities to the Board of Directors and the shareholders at this time. The Board of Directors has not adopted a written charter for the Audit Committee.

The Audit Committee met ten (10) times during 2008. The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the Board of Directors.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2008 with the Company’s management. The committee has also discussed with Nichols, Cauley & Associates, LLC, the Company’s independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Nichols, Cauley & Associates, LLC required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committee, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Nichols, Cauley & Associates, LLC its independence.

The Audit Committee discussed with the Company’s independent auditors and overall scope and plans for their integrated audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also approved the selection of Nichols, Cauley & Associates, LLC as the Company’s independent auditors for the fiscal year ending December 31, 2009.

The Audit Committee:

Marian Jordan, Chairman

Robert A. Holmes

Cody T. Vivian

John T. Harper

Compensation Committee

The full Board of Directors, rather than a separate committee, is responsible for establishing the compensation plans for the Company. Its duties include the development with management of all benefit plans for employees of the Company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. There is no formal compensation committee charter.

The Board of Directors reviews director and executive compensation on an annual basis. The process involves a review of compensation plans for similar banks and for the banking industry as a whole. In some instances, the Board will retain consultants when particularly complex forms of compensation are discussed, such as retirement plans and other benefit packages. During 2008, the Board did not engage consultants to put in new compensation packages. The executive officers have no formal control of the approval of compensation packages. The executive officers duties are solely to provide information to the Board so that informed decisions can be made. Mr. Andrews does not participate or vote on matters related to his compensation.

Other Committees

The Loan Committee exercises primary responsibility for the monitoring of the Bank’s lending functions and must approve any loan in excess of the lending officer’s designated lending limits. The Assets/Liability Committee manages the purchase, pricing and timing of the Bank’s assets and liabilities.

In some instances, it may be necessary for the full Board to delegate its duties to the Executive Committee. The Executive Committee consists of the Chairman of the Board and all Board Committee Chairmen. The delegation is done on a case-by-case basis, with the scope of the committee determined at that time.

MARKET FOR THE REGISTRANT’S COMMON STOCK

AND RELATED SECURITY HOLDER MATTERS

The common stock of the Company is not traded in the over-the-counter market or on any stock exchange, nor is the Company’s common stock actively traded. There is thus no established trading market for the Company’s common stock. The Company has maintained records of share prices based on actual transactions when such information has been disclosed by persons either purchasing or selling the Company’s common stock. These records reflect prices for transactions in the Company’s common stock to the best knowledge of management.

The following table reflects the high and low trades of shares of the Company (split adjusted) for each quarterly period during the last two years based on such limited available information.

YEAR	HIGH SELLING PRICE	LOW SELLING PRICE
2008
First Quarter	$10.00	$10.00
Second Quarter	$10.00	$8.00
Third Quarter	$10.00	$8.00
Fourth Quarter	$10.00	$5.00

2007
First Quarter	$10.00	$10.00
Second Quarter	$10.00	$8.00
Third Quarter	$10.00	$8.00
Fourth Quarter	$10.00	$5.00

As of April 30, 2009, the Company had approximately 1,453 shareholders of record of the Company’s common stock.

Under the Financial Institutions Code of Georgia, the Bank may from time to time declare and thereupon pay dividends on its outstanding shares in cash, property or its own shares unless, after giving effect to such distribution, the Bank would not be able to pay its debts as they become due in the usual course of business or the Bank would have insufficient cash market value assets to pay liabilities to depositors and other creditors. Moreover, the Bank may declare and pay dividends in cash or property only out of the retained earnings of the Bank, the Bank may not declare and pay dividends at any time the Bank does not have paid-in capital and appropriated retained earnings equal to or exceeding 20% of its capital stock, the Bank may not declare and pay dividends in excess of 50% of net profits after taxes for the previous fiscal year without the prior approval of the Georgia Department of Banking and Finance. The Bank is also allowed to declare and pay dividends in authorized but unissued shares of its stock, provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the Bank continues to maintain required levels of paid-in capital and appropriated retained earnings. The Company paid dividends in 2007 of $0.10 per share, and in 2008 of $.07 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please See Appendix A.

STOCK OWNERSHIP

Principal Shareholders

As of December 31, 2008, the Company knows of no beneficial owner, other than Mr. Andrews and Thomas listed below, of more than five percent (5%) of its $1.50 par value common stock, the only class of voting securities of the Company.

The following table sets forth, as of April 30, 2009, the common stock of the Company beneficially owned by all current directors, named executive officers and nominee directors. For purposes of this table, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
George G. Andrews	122,472	(3)	1.5%
Dr. Gloria Campbell-D’Hue	60,250	(4)	1.7%
Leon Goodrum	74,500		2.4%
Charles W. Harrison	24,800	(5)	0.2%
Robert A. Holmes	52,000	(6)	1.4%
Moses M. Jones	57,313	(7)	1.6%
Marian S. Jordan	86,000	(8)	2.9%
E. R. Mitchell, Jr.	10,000	(9)	0.4%
Roy W. Sweat	19,000		0.8%
William Thomas	189,010	(10)	7.3%
Cordy T. Vivian	47,967		1.2%
Shelby R. Wilkes	10,000		0.4%
Tarlee W. Brown	30,000		1.3%
John T. Harper	51,200		2.2%
Pratap Singh	30,000		1.3%
Executive Officers and Directors as a Group (15 persons)	864,512		26.6%

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

(1)

Included in the number of shares listed above for each Director (excluding Mr. Andrews, Mr. Sweat, Mr. Mitchell, Jr., Mr. Wilkes, Mr. Brown, Mr. Harper, and Mr. Singh) are options granted under the Capitol City Bancshares, Inc. Nonqualified Stock Option Plan to purchase 20,000 shares of common stock at $2.50 per share, expiring on July 13, 2009.

(2)	The ownership percentage is based on 2,309,553 shares of common stock outstanding and does not include currently exercisable options.

(3)

Includes 28,472 shares owned by Mr. Andrews, 6,000 shares held jointly with Mr. Andrews’ spouse, and 40,000 options to purchase common stock granted under the Capitol City Bancshares, Inc. Incentive Stock Option Plan. These 40,000 options are exercisable at $2.50 per share and expire on July 13, 2009. On August 1, 2002, Mr. Andrews was granted options to purchase 8,000 shares of common stock exercisable at $3.75 per share which expire on August 1, 2012. On April 8, 2003, Mr. Andrews was granted options to purchase 40,000 shares of common stock exercisable at $3.75 per share which expire on April 8, 2013.

(4)	Includes 17,250 shares owned by Dr. Campbell-D’Hue and 23,000 shares held by Dr. Campbell-D’Hue for her child.

(5)	Includes 2,400 shares owned jointly by Mr. Harrison and his spouse and 2,400 shares held by Mr. Harrison’s children.

(6)	Includes 24,000 shares owned by Mr. Holmes and 8,000 shares held by Mr. Holmes’s grandchildren.

(7)	Includes 25,100 shares owned by Mr. Jones and 12,213 shares owned by Mr. Jones’s family members.

(8)	Includes 63,200 shares owned by Ms. Jordan; 2,000 shares owned jointly by Ms. Jordan and her spouse; and 800 shares held by Ms. Jordan’s children.

(9)	Mr. Mitchell, Jr.’s shares are held by E. R. Mitchell & Co., a company controlled by Mr. Mitchell, Jr.

(10)	Includes 112,310 shares owned by Mr. Thomas; 700 shares held jointly by Mr. Thomas and his spouse; and 56,000 shares held by Thomas Cleaning Service, Inc., a company controlled by Mr. Thomas.

EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a) (c)
Equity compensation plans approved by security holders	418,000	$2.67	158,400
Equity compensation plans not approved by security holders	0	0	0

Total	418,000	$2.67	158,400

All amounts are post-split adjusted.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation for the Company’s Chief Executive Officer. No other individual earned in excess of $100,000 in 2008.

SUMMARY COMPENSATION TABLE

December 31, 2008

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation(1) ($)	Total ($)
George G. Andrews,	2008	177,000	5,000	—	—	—	—	5,328	187,328
CEO, President, Director	2007	160,000	39,000	—	—	—	—	6,259	211,259

(1)	Company matching contributions to the Company’s 401(k) Plan on behalf of Mr. Andrews.

OUTSTANDING EQUITY AWARDS

December 31, 2008

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
George G. Andrews,	40,000	—	—	$2.50	7/13/09
CEO, President, Director	8,000	—	—	$3.75	8/1/12
	40,000	—	—	$3.75	4/8/13

(1)

On July 13, 1999, Mr. Andrews was granted the option to purchase 40,000 shares of common stock at $2.50 per share, expiring on July 13, 2009. On August 1, 2002, Mr. Andrews was granted the option to purchase 8,000 shares of common stock at $3.75 per share, expiring on August 1, 2012. On April 8, 2003, Mr. Andrews was granted the option to purchase 40,000 shares of common stock at $3.75 per share, expiring on April 8, 2013. All figures are post-split adjusted.

(2)	All outstanding equity awards are 100% vested.

Executive Employment Agreements

The Company has not entered into any compensatory plan or arrangement with respect to any individual named in the summary compensation table for the latest fiscal year which will result from the resignation, retirement, or other termination with the Company or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

DIRECTOR COMPENSATION

Non-employee Directors of the Company received $550.00 for each Board of Directors meeting attended in 2008. Directors received $150 and committee chairpersons and officers receive $200 for attending monthly committee meetings.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Dr. Gloria Campbell-D’Hue	7,600						7,600
J. Al Cochran(7)	1,250						1,250
Leon Goodrum	10,250						10,250
Agnes H. Harper(8)	7,850						7,850
Charles W. Harrison	8,200						8,200
Robert A. Holmes	12,350						12,350
Moses M. Jones	7,160						7,160
Marian S. Jordan	15,300						15,300
Donald F. Marshall(9)	850						850
Elvin R. Mitchell,Sr.(10)	6,600						6,600
Roy W. Sweat	7,250						7,250
William Thomas	8,550						8,550
Cordy T. Vivian	6,100						6,100

(1)	Fees earned or paid in cash.

(2)	No stock awards were granted to directors in 2008.

(3)	No options were granted to directors in 2008.

(4)	We do not provide any non-equity incentive plans for directors.

(5)	The Company does not currently maintain a Directors Deferred Compensation Plan.

(6)	There was no additional compensation provided for directors.

(7)	Mr. Cochran passed away on April 1, 2008.

(8)	Mrs. Harper resigned from the Board effective December 31, 2008.

(9)	Mr. Marshall resigned from the Board on January 7, 2008.

(10)	Mr. Elvin R. Mitchell, Sr. resigned from the Board on April 15, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s directors and executive officers, and certain business organizations and individuals associated therewith, have been customers of and have had banking transactions with the Company and are expected to continue such relationships in the future. Pursuant to such transactions, the Bank’s directors and executive officers from time to time have borrowed funds from the Bank for various business and personal reasons. Extensions of credit made by the Bank to its directors and executive officers have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectability or present other unfavorable features.

LEGAL PROCEEDINGS

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation, except as described below, in which the outcome will have a material effect on the consolidated financial statements.

1. All claims filed by the Commissioner of Insurance for the State against Capitol City Bank & Trust Company (the “Bank”), a subsidiary of Capitol City Bancshares, Inc., in the Superior Court of Fulton County, Civil Action Number 2005-CV-98868, have been adjudicated and/or settled, and no claims are pending against the Company or the Bank in this proceeding. The Bank remains a party in name only as the action has been appealed on matters involving the other named parties.

There are no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or any of its subsidiaries is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of the Company and its subsidiaries on a consolidated basis.

During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers and directors and persons who beneficially own more than ten percent of any class of our equity securities, as well as certain affiliates of such persons to file initial reports of ownership of any equity securities of Capitol City Bancshares, Inc. and subsequent reports of changes in ownership of such securities with the SEC. Such persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2008 and Form 5 and amendments thereto furnished to the Company during 2008, no person who, at any time during 2008, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2008 fiscal year or previously.

INDEPENDENT PUBLIC ACCOUNTANT

The firm of Mauldin & Jenkins, LLC, Atlanta, Georgia, has served as our independent accountants each year from 1994 to May 18, 2004, at which time the Audit Committee of the Board of Directors selected Nichols, Cauley & Associates, LLC as the new independent accountants. Our Audit Committee of the Board of Directors has selected Nichols, Cauley & Associates, LLC to serve as our independent accountants for the fiscal year ending December 31, 2009. The Company does not expect a representative of this firm to attend the Annual Meeting.

During fiscal years 2008 and 2007, the Company retained its principal independent accountants to provide services in the following categories and amounts:

	2008	2007
Audit Fees	$161,459	$157,882
Audit Related Fees	$0.00	$0.00
Tax Fees	$0.00	$0.00
All other Fees	$0.00	$0.00

Total	$161,459	$157,882

All audit and non-audit services are pre-approved by the Audit Committee. The audit fees shown above include review of the Company’s periodic reports filed with the Securities and Exchange Commission in 2008.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company’s principal accountant has not changed during the Company’s two (2) most recent fiscal years or any subsequent interim period. There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accounting or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure or auditing scope or procedure.

SHAREHOLDER PROPOSALS FOR 2010 MEETING

Shareholder proposals that are intended to be presented at next year’s Annual Meeting of Shareholders must be received by us no later than February 1, 2010, in order to be included in our proxy statement and related proxy materials for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 562 Lee Street, S.W., Atlanta, Georgia 30310.

The Company does not have a formal policy for director attendance at the Company’s annual meeting; however, all directors are encouraged to attend. All of the members of the Board of Directors attended last year’s annual meeting.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

ANNUAL REPORTS

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the Company a copy of its Annual Report to the Securities and Exchange Commission on Form 10-K (the “10-K”) for the fiscal year ended December 31, 2008, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of this proxy statement.

Appendix A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General

The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear are not necessarily indicative of the results to be expected in future years.

Forward-Looking Statements

This annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or securities portfolio, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Summary

During 2008, we experienced growth in total assets, total interest-earning assets, total loans and total deposits. As of December 31, 2008, we reported total assets of $300.7 million, an increase of 10.2% over 2007. Total interest-earning assets increased by $28.2 million, or 11.1%, and total deposits increased by $23.4 million, or 9.5% from 2007 to 2008. Total loans increased by $33.9 million, or 17%, as compared to the same period in 2007. Net income for the year ended December 31, 2008 decreased by $2.9 million as compared to the year ended December 31, 2007, resulting in a net loss of $945,000 for the year ended December 31, 2008.

Critical Accounting Policies

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on current historical data as well as other factors which are believed to be reasonable considering the circumstances.

Allowance for Loan Losses

We believe the allowance for loan losses is a critical accounting policy that requires the most significant decisions and estimates used in the preparation of our consolidated financial statements. The allowance for loan losses represents management’s estimate of probable loan losses inherent in the loan portfolio.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A substantial portion of our loan portfolio is secured by commercial real estate and residential real estate, with a concentration in church loans. The majority of those loans are secured by real estate in our primary market areas. The ultimate collectibility of a substantial portion of our loan portfolio is susceptible to changes to market conditions in our primary market areas.

Liquidity and Capital Resources

Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and our ability to meet those needs. We seek to meet liquidity requirements primarily through management of federal funds sold, securities available for sale, monthly amortizing loans, and the repayment of maturing single payment loans. We also maintain relationships with correspondent banks which can provide funds on short notice.

Our liquidity and capital resources are monitored on a periodic basis by management and state and federal regulatory authorities. At December 31, 2008, our liquidity ratio was considered satisfactory. We review liquidity on a periodic basis to monitor and adjust liquidity as necessary. We have the ability to adjust liquidity by selling securities available for sale, selling participations in loans and accessing available funds through various borrowing arrangements with correspondent banks.

At December 31, 2008, our capital to asset ratios were considered adequately capitalized based on guidelines established by regulatory authorities. During 2008, our total equity decreased by $114,000. This decrease consists of net losses of $945,000, dividends paid of $225,000 and stock issuance costs of $57,000, offset by issuances of common stock of $1,012,000 and an increase in accumulated other comprehensive income, net of tax, of $101,000. At December 31, 2008, our total stockholders’ equity was $18.6 million.

The primary source of funds available to the holding company is the payment of dividends by our subsidiaries. Banking regulations limit the amount of the dividends that may be paid by our bank subsidiary without prior approval of the Bank’s regulatory agency. Currently, no dividends can be paid by the Bank to the holding company without regulatory approval. The payment of dividends is decided by the Board of Directors based on factors available to them at the time of declaration.

Banking regulations require us to maintain minimum capital levels in relation to assets. At December 31, 2008, the Company’s and Bank’s capital ratios were considered adequately capitalized based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios on a consolidated basis and for the Bank at December 31, 2008 are as follows:

	Company	Bank	Regulatory Requirements
Leverage capital ratio	7.43%	7.38%	4.00%
Risk-based capital ratios:
Tier 1 capital	8.72%	8.64%	4.00%
Total capital	9.98%	9.89%	8.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

Contractual Obligations and Off-Balance Sheet Commitments

The Bank, in the normal course of business, commits to extend credit in the form of letters of credit and lines of credit. The amount of outstanding loan commitments and letters of credit at December 31, 2008 and 2007 were $14.4 million and $15.2 million, respectively. Commitments to extend credit generally have fixed expiration dates or other termination provisions and may require payment of a fee. Since many of the commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The following table presents the Company’s contractual obligations as of December 31, 2008.

	Payments Due After December 31, 2008
	Total	1 Year or Less	1-3 Years	4-5 Years	After 5 Years
	(Dollars in Thousands)
Note payable	$367	$85	$170	$112	$—
Company guaranteed trust-preferred securities	3,403	—	—	—	3,403

Total contractual cash obligations	$3,770	$85	$170	$112	$3,403

We did not have any material commitments for capital expenditures at December 31, 2008.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

BALANCE SHEETS

Total assets increased approximately $27.7 million or 10.2% from 2007 to 2008 compared to an increase of $22.9 million for the year ended December 31, 2007. The most significant increase was in total loans which increased by $33.9 million. Our loan to deposit ratio was 86.5% at December 31, 2008 compared to 80.9% at December 31, 2007.

The increase in assets was funded primarily by an increase in deposits of $23.4 million or 9.5% as compared to a $19.7 million increase in 2007. The increase was made up of an increase in interest-bearing deposits of $22.0 million and an increase in noninterest-bearing deposits of $1.3 million. Time deposits of $100,000 or more increased during this same time period by $1.5 million, to $54.6 million. Noninterest-bearing deposits accounted for 11.9% and 12.4% of total deposits at December 31, 2008 and 2007, respectively. Brokered certificates of deposit increased $4.9 million to $31.6 million as of December 31, 2008.

Average total assets increased $28.9 million from 2007 to 2008. Average interest-earning assets increased $20.4 million from 2007 to 2008, including an increase in average total loans of $36.3 million, offset by a decrease in taxable securities of $6.7 million. Average interest-bearing liabilities increased during the same period by $27.4 million from $210.0 to $237.4 million. These increases in average balances for the year ended December 31, 2008 reflect steady and consistent growth during the year. The increase in average total assets and loans for the year reflect increases of 10.9% and 16.5%, respectively. Comparison of average balances indicates a pattern of sustained growth for the year.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market areas, general real estate market deterioration, interest rate fluctuations, deteriorated collateral, title defects, inaccurate appraisals, and financial deterioration of borrowers. Construction and development lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market areas have remained stable.

We constantly attempt to reduce economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of our borrowers and monitoring the borrower’s financial position. Also, we periodically review our lending policies and procedures to insure that we are complying with external rules and regulations as well as internal policies. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of our statutory capital and unsecured loan relationships that exceed 15% of statutory capital.

RESULTS OF OPERATIONS

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and securities losses, to generate noninterest income, and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond our control, the ability to generate net interest income is dependent upon our ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is net interest income divided by total average interest-earning assets. Interest-earning assets consist of interest-bearing deposits at other financial institutions, loans, securities, and federal funds sold. Interest-bearing liabilities consist of interest-bearing deposits, note payable, securities sold under repurchase agreements and trust preferred securities.

The yield on interest-earning assets decreased by 147 basis points to 6.89% in 2008, as compared to 8.36% in 2007. The decrease in the yield on interest-earning assets is primarily the result of the decrease in the yield on average loans of 216 basis points to 7.41% in 2008 as compared to 9.57% in 2007. Average loans represented 81.5% and 75.4% of total interest-earning assets at December 31, 2008 and 2007, respectively. The net effect on net interest income was a decrease of $2.3 million, or 22.2% as compared to 2007. The net yield on average interest-earning assets decreased 124 basis points to 2.94% during 2008 from 4.18% during 2007. The yield on average interest-bearing liabilities decreased 35 basis points to 4.49% in 2008 compared to 4.84% in 2007. Brokered deposits typically demand higher rates which has directly impacted our net interest margin. Brokered deposits are a secondary source of funding loan demand. The yield on interest-earning assets and rates paid on interest-bearing liabilities is impacted by the 400 basis point decrease in Prime Rate since December 31, 2007.

The allowance for loan losses represents an allowance for potential losses in the loan portfolio. The provision for loan losses is a charge to operations which we determine is necessary to adequately fund the allowance for loan losses. The allowance is based on a number of factors including the growth of the loan portfolio, net charge-offs incurred, past experience, and our review and evaluation of potential losses in the loan portfolio. The provision for loan losses increased for the year ended December 31, 2008 from $500,000 to $2,485,000, or by $1,985,000.

Total loan charge-offs increased by $1,039,000 from $547,000 in 2007 to $1,586,000 for the year ended 2008, and recoveries increased from $79,000 to $121,000, resulting in net charge-offs of $1,465,000 and $468,000 for the years ended December 31, 2008 and 2007, respectively. The increase in net charge-offs of $997,000 resulted in a net charge-off to average loans ratio of 0.67% in 2008 as compared to 0.26% in 2007.

Our allowance for loan loss was $4.4 million and $3.4 million at December 31, 2008 and 2007, respectively. The allowance as a percentage of total loans increased to 1.87% in 2008 as compared to 1.68% in 2007. As of December 31, 2008, there were $15.7 million of impaired loans as compared to $18.2 million in 2007. Impaired loans consist of non-accrual loans and other loans specifically identified as impaired, and we have determined that a valuation allowance of approximately $1,658,000 is required for these loans as of December 31, 2008. Due to collateral values on the underlying loans, we do not anticipate significant additional losses related to identified impaired loans. Past due loans greater than 90 days and still accruing interest decreased at December 31, 2008 as compared to 2007, from $2.1 million to $1.2 million. In addition to non-accrual loans, the Company also has foreclosed real estate, which is considered a nonperforming asset. At December 31, 2008, the balance in foreclosed real estate was $2.2 million compared to $550,000 at December 31, 2007. Foreclosed real estate consists of several pieces of property which are being carried at fair value. Management does not anticipate any significant losses related to foreclosed real estate. Considering all these circumstances and the provisions for loan losses recognized in 2008, we believe that the allowance for loan losses is adequate to cover any potential losses in the loan portfolio at December 31, 2008.

Other income increased $361,000 or 15.6% in 2008 compared to a decrease of $111,000 in 2007. Included in other income are service charges on deposit accounts which include monthly service charges on transaction accounts, insufficient funds charges, and other miscellaneous maintenance fees. The amount of service charges fluctuates with the volume of transaction accounts and the volume of NSF activity. Approximately 74% of the service charge income is generated from insufficient funds charges for the years ended December 31, 2008 and 2007. Mortgage origination income decreased by $37,000 in 2008 due to a lower volume of mortgage originations.

Other expenses increased $702,000 or 7.8% during 2008 compared to a decrease of $443,000 in 2007. This increase is primarily a result of other operating expenses increasing $444,000 compared to a decrease of $611,000 in 2007. The increase in other operating expenses is largely due to increases of $154,000 in legal fees, $74,000 in security expenses, and $22,000 in computer expenses. Salaries and benefits also increased by $131,000. The increase in salaries and benefits is due to increases in the cost of benefits and annual salary increase. The number of employees decreased in 2008 from 96 to 92. Occupancy and equipment expenses increased by $127,000. We continue to be a high volume, consumer oriented bank. This strategy continues to be beneficial to us in many ways; however, with high volume generally comes increased expenses, costs and operating losses. We closely monitor these activities and the related costs.

During 2008 and 2007, we recognized income tax expense (benefits) of $(670,000) and $1.0 million, respectively. The effective tax rate was (41%) and 34% for the years ended December 31, 2008 and 2007. We continue to invest in tax-free securities as a means of minimizing our tax expense.

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the security portfolio; the loan portfolio, including types of loans, maturities and sensitivities to changes in interest rates and risk elements; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

Average Balances

The condensed average balance sheets for the periods included are presented below.(1)

	December 31,
	2008	2007
	(Dollars in Thousands)
ASSETS

Cash and due from banks	$5,050	$6,754
Taxable securities	41,170	47,733
Nontaxable securities	7,824	8,014
Unrealized gains (losses) on securities available for sale	76	(509)
Federal funds sold	1,060	4,129
Loans(2)(3)	219,650	183,368
Allowance for loan losses	(3,188)	(3,235)
Other assets	17,390	13,807

	$289,032	$260,061

Total interest-earning assets	$269,551	$243,244

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing demand	$30,368	$29,859
Interest-bearing demand and savings	33,002	30,616
Time	196,689	174,957

Total deposits	260,059	235,432
Federal funds purchased	604	—
Federal Home Loan Bank advances	1,433	—
Note payable	431	585
Securities sold under repurchase agreements	1,800	448
Company guaranteed trust preferred securities	3,403	3,403
Other liabilities	2,339	2,772

Total liabilities	270,069	242,640

Stockholders’ equity(4)	18,963	17,421

	$289,032	$260,061

Total interest-bearing liabilities	$237,362	$210,009

(1)	Average balances were determined using the daily average balances.

(2)	Nonaccrual loans of $6.1 million and $5.1 million are included in the average balances of loans for 2008 and 2007, respectively.

(3)	Loans are net of deferred loan fees and unearned interest.

(4)	Includes average unrealized losses on securities available for sale, net of tax.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Years Ended December 31,
	2008		2007
	Interest	Average Rate	Interest	Average Rate
	(Dollars in Thousands)
INTEREST INCOME:
Interest on loans(1)	$16,273	7.41%	$17,553	9.57%
Interest on deposits in banks	4	3.28	—	—
Interest on taxable securities	2,000	4.85	2,273	4.76
Interest on nontaxable securities(2)	281	3.59	310	3.87
Interest on federal funds sold	28	2.66	204	4.95

Total interest income	18,586	6.89	20,340	8.36

INTEREST EXPENSE:
Interest on interest-bearing demand and savings deposits	768	2.33%	856	2.80%
Interest on time deposits	9,560	4.86	8,921	5.10
Interest on federal funds purchased	31	5.18	—	—
Interest on Federal Home Loan Bank advances	34	2.36	—	—
Interest on note payable	7	1.66	60	10.19
Interest on securities sold under repurchase agreements	24	1.36	27	5.96
Interest on company guaranteed trust preferred securities	240	7.04	300	8.82

Total interest expense	10,664	4.49	10,164	4.84

NET INTEREST INCOME	$7,922		$10,176

Net interest spread		2.40%		3.52%

Net yield on average interest-earning assets		2.94%		4.18%

(1)	Interest on loans includes approximately $1.3 million and $1.2 million of loan fee income for the years ended December 31, 2008 and 2007.

(2)	Yields on nontaxable securities are not presented on a tax-equivalent basis.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	2008 vs. 2007 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in Thousands)
Increase (decrease) in:
Interest on loans	$(4,383)	$3,103	$(1,280)
Interest on deposits in banks	4	—	4
Interest on taxable securities	42	(315)	(273)
Interest on nontaxable securities	(22)	(7)	(29)
Interest on federal funds sold	(68)	(108)	(176)

Total interest income	(4,427)	2,673	(1,754)

Interest on interest-bearing demand and savings deposits	(152)	64	(88)
Interest on time deposits	(433)	1,072	639
Interest on federal funds purchased	—	31	31
Interest on Federal Home Loan Bank advances	—	34	34
Interest on note payable	(40)	(13)	(53)
Interest on securities sold under repurchase agreements	(34)	31	(3)
Interest on company guaranteed trust preferred securities	(60)	—	(60)

Total interest expense	(719)	1,219	500

Net interest income	$(3,708)	$1,454	$(2,254)

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories deposited by individuals and corporations in our primary market area.

Our asset/liability mix is monitored on a regular basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates.

Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is our intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2008, our cumulative one year interest rate sensitivity gap ratio was 114%. The Company’s targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning assets will reprice during this period at a rate faster than our interest-bearing liabilities.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2008, as well as the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits	$144	$—	$—	$—	$144
Securities available for sale	367	—	1,219	46,640	48,226
Restricted equity securities	648	—	—	—	648
Loans(1)	142,038	25,382	55,032	1,695	224,147

	143,197	25,382	56,251	48,335	273,165

Interest-bearing liabilities:
Interest-bearing demand deposits and savings	30,686	—	—	—	30,686
Certificates, less than $100,000	18,725	60,660	73,279	—	152,664
Certificates, $100,000 and over	8,560	23,164	22,852	—	54,576
Federal funds purchased	1,775	—	—	—	1,775
Note payable	—	85	282	—	367
Federal Home Loan Bank advances	—	2,000	—	—	2,000
Securities sold under repurchase agreements	2,500	—	—	—	2,500
Company guaranteed trust preferred securities	—	—	—	3,403	3,403

	62,246	85,909	96,413	3,403	$247,971

Interest rate sensitivity gap	$80,951	$(60,527)	$(40,162)	$44,932

Cumulative interest rate sensitivity gap	$80,951	$20,424	$(19,738)	$25,194

Interest rate sensitivity gap ratio	2.30	0.30	0.58

Cumulative interest rate sensitivity gap ratio	2.30	1.14	0.92	1.10

(1)	Excludes nonaccrual loans of $9.3 million.

We have included all interest-bearing demand deposits and savings deposits in the three month maturity category because these deposits can be withdrawn immediately and reprice immediately. However, based on our experience, the majority of these deposits are expected to remain in the Bank regardless of interest rate movements.

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 72% of the loan portfolio is comprised of loans that mature or reprice within one year.

SECURITIES PORTFOLIO

Types of Securities

The carrying values of securities at the dates indicated are summarized as follows:

	December 31,
	2008	2007
	(Dollars in Thousands)
U.S. Government and federal agencies (includes U.S. Treasury securities)	$43,094	$43,819
State and municipal securities	4,329	7,101
Other securities, including equity securities(1)	1,451	1,776

	$48,874	$52,696

(1)	For presentation purposes, the equity securities are not included in the maturity table below because they have no contractual date.

Maturities

The amounts of debt securities in each category as of December 31, 2008 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) greater than ten years.

	U.S. Government and Federal Agencies (Includes U.S. Treasury Securities)		State and Municipal Securities		Other Securities
	Amount	Yield(1)	Amount	Yield(1)(2)	Amount	Yield
	(Dollars in Thousands)
One year or less	$317	4.88%	$—	—%	$—	—%
After one through five years	—	—	1,219	3.87	—	—
After five through ten years	4,363	5.46	2,218	4.53	650	9.50
Greater than ten years	38,414	5.05	892	4.78	103	8.12

	$43,094	5.09%	$4,329	4.39%	$753	9.31%

(1)	Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

(2)	Yields on state and municipal securities are not stated on a tax-equivalent basis.

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

LOAN PORTFOLIO

Types of Loans

The amount of total loans outstanding at the indicated dates is shown in the following table according to type of loans.

	December 31,
	2008	2007
	(Dollars in Thousands)
Commercial	$27,599	$36,969
Real estate-construction	14,543	5,389
Real estate-mortgage	186,315	152,277
Consumer	5,773	5,538

	$234,230	$200,173

As of December 31, 2008 and 2007, we had made specific allocations of our allowance for loan losses to certain loans of $1,658,175 and $1,226,793, respectively. Based on our best estimate, the allocation of the remaining allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31, 2008		December 31, 2007
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in Thousands)
Commercial	$1,585	58.48%	$807	38.03%
Real estate	533	19.65	598	28.19
Consumer	593	21.87	717	33.78

	$2,711	100.00%	$2,122	100.00%

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2008 are shown in the following table according to maturity classifications (1) one year or less (2) after one through five years and (3) after five years.

Dollars in Thousands
2008
Commercial
One year or less	$14,289
After one through five years	12,630
After five years	680

$27,599

Construction
One year or less	$12,465
After one through five years	2,078
After five years	—

$14,543

Other
One year or less	$58,081
After one through five years	128,536
After five years	5,471

$192,088

$234,230

The following table summarizes loans at December 31, 2008 with due dates after one year which have predetermined interest rates or floating or adjustable interest rates.

Dollars in Thousands
Predetermined interest rates	$61,982
Floating or adjustable interest rates	87,413

$149,395

Risk Elements

The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.

	December 31,
	2008	2007
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$9,253	$4,237

Installment loans and term loans contractually past due ninety days or more as to interest or principal payments and still accruing	1,221	2,120
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	—	—

Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms (excludes nonaccrual)	6,414	14,012

A loan is placed on nonaccrual status when, in the opinion of management, the collection of interest income is considered doubtful. Interest on loans that are classified as nonaccrual is recognized when received. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

The reduction in interest income associated with nonaccrual loans as of December 31, 2008 is as follows:

Interest income that would have been recorded on nonaccrual loans under original terms	$805

Interest income that was recorded on nonaccrual loans	$602

In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

SUMMARY OF LOAN LOSS EXPERIENCE

The provision for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management’s opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management’s judgment in determining the amount charged to operating expense are: composition of the loan portfolio, evaluation of possible future losses, current economic conditions, past experience, and other relevant factors. The allowance for loan losses is reviewed periodically and based on management’s evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off; additions to the allowance which have been recovered or charged to operating expense; and the ratio of net charge-offs during the year to average loans.

	December 31,
	2008	2007
	(Dollars in Thousands)
Average balance of loans outstanding	$219,650	$183,368

Balance of allowance for loan losses at beginning of year	$3,349	$3,317

Charge-offs:
Installment	(203)	(59)
Commercial	(1,383)	(488)
Real estate	—	—

	(1,586)	(547)

Recoveries:
Installment	27	60
Commercial	94	19
Real estate	—	—

	121	79

Net charge-offs	(1,465)	(468)

Addition to allowance charged to operating expenses	2,485	500

Balance of allowance for loan losses	$4,369	$3,349

Ratio of net loan charge-offs to average loans	0.67%	0.26%

DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the year indicated is presented below.

	Years Ended December 31,
	2008		2007
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand	$30,368	—%	$29,859	—%
Interest-bearing demand and savings	33,002	2.33	30,616	2.80
Time deposits	196,689	4.86	174,957	5.10

Total	$260,059	4.50%	$235,432	4.76%

The following table presents the maturities of time deposits of $100,000 or more as of December 31, 2008 for the periods indicated.

(Dollars in Thousands)
Three months or less	$8,560
Over three through twelve months	23,164
Over twelve months	22,852

Total	$54,576

RETURN ON EQUITY AND ASSETS

The following table shows return on assets, return on equity, dividend payout ratio and stockholders’ equity to assets ratio for the years indicated.

	Year Ended December 31,
	2008	2007
Return on assets(1)	(.33)%	.75%
Return on equity(2)	(4.97)	11.23
Dividend payout(3)	(16.88)	11.23
Equity to assets(4)	6.59	6.69

(1)	Net income (loss) divided by average total assets.

(2)	Net income (loss) divided by average equity.

(3)	Dividends declared per share of common stock divided by basic earnings (loss) per share.

(4)	Average equity divided by average total assets.

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement and does hereby appoint George G. Andrews and Leon Goodrum, and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of CAPITOL CITY BANCSHARES, INC. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Capitol City Bancshares, Inc. to be held June 22, 2009, at 5:00 p.m. local time, at 562 Lee Street, S.W., Atlanta, Georgia, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the exceeded form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the share of common stock which the undersigned may be entitled to vote.

PROPOSAL 1:	TO ELECT THE FIFTEEN NOMINEES LISTED BELOW TO SERVE AS DIRECTORS FOR THE FOLLOWING YEAR:

FOR all nominees listed below (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.

George G. Andrews	Marian S. Jordan
Dr. Gloria Campbell-D’Hue	Leon Goodrum
E. R. Mitchell, Jr.	Charles W. Harrison
Roy W. Sweat	Robert A. Holmes
William Thomas	Dr. Moses M. Jones
Cordy T. Vivian	Tarlee W. Brown
Shelby R. Wilkes	John T. Harper
Pratap Singh

INSTRUCTIONS:	To withhold your vote for any individual nominee, strike a line through the nominee’s name in the list above.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR ALL NOMINEES LISTED ABOVE.

(Continued on Reverse Side)

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE: , 2009.

INDIVIDUALS:	ENTITIES: (Please Print)

Name (Please print)	By:

Signature	Signature

Name of Joint Tenant or Tenant-In-Common if any (Please Print)	Position

Signature of Joint Tenant or Tenant-In-Common, if any